Exhibit 5.1

WF Holding Limited	D	+852 3656 6054
	E	nathan.powell@ogier.com
	D	+852 3656 6023
	E	janice.chu@ogier.com
Reference: JTC/SWL/517669.00001

31 July 2026

Dear Sirs

WF Holding Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s prospectus supplement dated 31 July 2026 and accompanying prospectus dated 10 June 2026 forming part of the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the Registration Statement) filed by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Securities Act) on or about the date hereof. The prospectus supplement relates to the proposed offering and sale by the Company to Javelin Global Investors Limited (the Investor) of (i) up to an aggregate of US$30,000,000 of the Company’s ordinary shares of US$0.00025 par value each (the Purchase Shares) from time to time pursuant to the Standby Equity Purchase Agreement dated 30 July 2026 entered into between the Company and the Investor (the Purchase Agreement) and (ii) 750,000 ordinary shares of US$0.00025 par value each to be issued to the Investor as commitment shares pursuant to the Purchase Agreement (the Commitment Shares, and together with the Purchase Shares, the Ordinary Shares) (the Offering).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). The headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 7 March 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 5 September 2024;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	the second amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 10 July 2026 (together with item (b), the Memorandum and Articles);

(d)	a certificate of good standing dated 28 July 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	a copy of the register of directors and officers of the Company as provided to us on 28 July 2026 (the ROD);

(f)	copies of the listed shareholder list of the Company in respect of Ordinary Shares and Class A Ordinary Shares (as defined below) as provided to us on 30 July 2026 (the ROM, and together with the ROD, the Registers);

(g)	the Registration Statement, including the prospectus supplement dated 31 July 2026 and accompanying prospectus dated 10 June 2026;

(h)	the Purchase Agreement;

(i)	a copy of the written resolutions of all of the directors of the Company dated 30 July 2026 approving among others; the Company’s filing of the Registration Statement, the Company’s entry into and performance of the Purchase Agreement and the issuance and sale of the Purchase Shares and the Commitment Shares (the Board Resolutions);

(j)	a certificate dated 30 July 2026 as to certain matters of fact signed by a director of the Company (the Director’s Certificate).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect at relevant time and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement and the Purchase Agreement are true and correct copies and the Registration Statement and the Purchase Agreement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement and Purchase Agreement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering, the Purchase Agreement and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Offering, the Purchase Agreement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(i)	the Company will issue the Ordinary Shares in accordance with the terms of the Purchase Agreement and in furtherance of its objects as set out in its Memorandum;

(j)	the Company will have sufficient authorized but unissued share capital to effect the issue of the Purchase Shares and the Commitment Shares at any time of issuance;

(k)	all parties other than the Company have the capacity, power and authority to enter into and perform their obligations under all documents entered into by such parties in connection with the issuance of the Ordinary Shares, and the due execution and delivery thereof by each party thereto have been duly authorised;

(l)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Ordinary Shares and none of the Ordinary Shares have been offered or issued to residents of the Cayman Islands;

(m)	upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof in accordance with the Purchase Agreement, which shall be equal to at least the par value thereof;

(n)	the Company is, and after the issuance (where applicable) of the Ordinary Shares, will be able to pay its liabilities as they fall due; and

(o)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$25,000,000,000 divided into 90,000,000,000,000 ordinary shares of par value of US$0.00025 each (the Ordinary Shares) and 10,000,000,000,000 Class A ordinary shares of a par value of US$0.00025 each (the Class A Ordinary Shares).

Corporate Authorisation

(c)	The Company has taken all requisite corporate action to authorise its entry into, execution and delivery of the Purchase Agreement and the issuance and sale of the Purchase Shares and the Commitment Shares pursuant to the Purchase Agreement and the Registration Statement.

Ordinary Shares

(d)	The Purchase Shares, when issued and allotted by the Company against payment in full of the consideration therefor in accordance with the terms of the Purchase Agreement, the Registration Statement and the Board Resolutions, and when valid entry has been made in the register of members of the Company reflecting such issuance of Purchase Shares as fully paid shares, will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

(e)	The Commitment Shares, when issued and allotted by the Company in accordance with the terms of the Purchase Agreement, the Registration Statement and the Board Resolutions, and when valid entry has been made in the register of members of the Company reflecting such issuance of Commitment Shares as fully paid shares, will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement or the Purchase Agreement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Purchase Agreement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement, the Purchase Agreement or Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be filed with the Commission on the date hereof and also consent to the reference to our firm under the headings “Cayman Islands Taxation” and “Legal Matters” of the Registration Statement and the prospectus supplement forming part of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Purchase Shares and the Commitment Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier